Amended and Restated Letter Agreement

To:	Blue Chip Investor Funds
1939 Friendship Drive, Suite C
El Cajon, CA 92020

Dear Ladies and Gentlemen:

     You have engaged us to act as the sole investment adviser to the Blue Chip Investment Fund (the “Fund”) pursuant to a Management Agreement dated December 17, 2001.

     Effective May 1, 2021 through April 30, 2022, we hereby contractually agree to waive management fees and/or reimburse the Fund for expenses it incurs during that period, but only to the extent necessary to maintain the total annual operating expenses of the Fund (excluding brokerage fees and commissions; interest and other borrowing expenses; taxes; extraordinary expenses and the indirect costs of investing in Acquired Funds) at 1.00% of its average daily net assets for that period.

Very truly yours, Check Capital Management Inc. By: /s/ Steve Check Steve Check President

Acceptance: The foregoing agreement is hereby accepted.

                                                         Blue Chip Investor Funds

                                                         By: /s/ Ross C. Provence
                                                               Ross C. Provence, President